Exhibit 99.1

Contact:

For Augme Technologies, Inc.

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Ed Harrison
Lippert/Heilshorn & Associates, Inc.	fama PR
(212) 838-3777	(617) 986-5003
sprince@lhai.com or ir@augme.com	ed@famapr.com

Augme Technologies, Inc. Reports Third Quarter Revenue of $4.4 Million

Revenue Increases 244% Sequentially

Backlog as of November 30th Totals $13.1 Million

NEW YORK — January 9, 2012 — Augme Technologies, Inc. (OTCBB: AUGT) (“Augme”) (“the Company”), a technology and services leader in interactive media marketing that offers the only patented and innovative end-to-end mobile marketing platform, today announced its operating results for the third quarter and first nine months of fiscal 2012 ended November 30, 2011.

Third Quarter Highlights

•       Revenue increased by approximately 244% over the second quarter.

•       First full quarter of results from JAGTAG and Hipcricket, which the company acquired in July and August, 2011 respectively.

•       SaaS revenue accounted for approximately 60% of total revenue.

•       New order bookings (defined as the dollar value of contracts signed during the quarter) totaled $5.3 million.

•       Backlog (defined as the dollar value of signed contracts including deferred revenue and unbilled revenue) was $13.1 million as of November 30, 2011.

•       Completed $20.2 common stock offering.

•       Two patents issued from USPTO to the Company.

“Augme’s one-stop mobile marketing and mobile advertising services, now sold under the Hipcricket brand name, continued to gain traction among branded enterprises, retailers and agencies during the third quarter,” said Paul Arena, Chief Executive Officer of Augme Technologies, Inc. “New business momentum has been growing and coupled with our 95% customer retention rate, resulted in new order bookings of $5.3 million, and quarter end backlog of over $13.0 million.”

Mr. Arena continued, “As the shift of media dollars toward mobile channels continues to accelerate, we are focused on driving adoption of our AD LIFE™ end-to-end mobile marketing platform that is both supported by our patented technology and scalable.  At the same time, we are pursuing an Enterprise OEM strategy to propel cost-efficient revenue generation.  The combination of a hyper fast-growing mobile media market, a growth strategy backed by proven high-end capabilities for user engagements and a growing pipeline of contract opportunities gives us confidence that we are on the cusp of rapidly scaling revenue and will achieve cash flow break-even during fiscal 2013.”

Third Quarter Financial Results

For the third fiscal quarter ended November 30, 2011, the Company reported revenue of $4,424,540, an increase of approximately 419%, compared to revenue of $853,169 for the third fiscal quarter ended November 30, 2010 and an increase of 244% compared to revenue of $1,287,122 for the second fiscal quarter ended August 31, 2011.

Software-as-a-Service (SaaS) license revenue accounted for 60% of third quarter revenue, Mobile Advertising Solutions accounted for 20% of quarterly revenue and Other revenue, which includes non-recurring revenue such as client development work and shorter term licenses, accounted for the remaining 20% of revenue.

Gross profit (revenue minus cost of sales) increased 515% to $3,023,882, or 68% of revenue, for the third quarter of fiscal 2012, versus gross profit of $491,820, or 57.6% of revenue, for the third fiscal quarter ended November 30, 2010 and compared with $874,775, or 68.0% of revenue, for the second quarter of fiscal 2012. The increase in the gross margin represents the current mix of business and cost efficiencies.

Selling, general and administrative expenses increased 299% to $11,370,845 for the third quarter of fiscal 2012, versus SG&A expenses of $2,847,569 for the third quarter of fiscal 2011 ended November 30, 2010 and compared with $6,758,455 for the second quarter of fiscal 2012 ended August 31, 2011. The increase in operating expenses includes the added expenses of JAGTAG and Hipcricket and includes transition and consolidation expenses which are expected to taper off during the fourth fiscal quarter.

The Company recorded a net loss of $10,540,140, or $0.12 per share, for the third quarter of fiscal 2012, versus a net loss of $2,616,951, or $0.04 per share, for the third quarter of fiscal 2011 and compared to a net loss of $6,179,248, or $0.09 per share, for the second quarter of fiscal 2012. The net loss for the third quarter of 2012 included non-cash stock, option and warrant expense totaling $2,680,794, versus non-cash stock, option and warrant expense of $615,381 for the third quarter of fiscal 2011, and compared to non-cash stock, option and warrant expense of $2,032,954 for the second quarter of fiscal 2012.

Nine Month Financial Results

For the nine months ended November 30, 2011, the Company’s revenue increased 272% to $6,917,448, versus $1,858,209 for the first nine months of the previous fiscal year.  Gross profits increased 369% to $4,741,511 (69% of revenue) for the nine months ended November 30, 2011, versus $1,011,822 (54.5% of revenue) for the nine months ended November 30, 2010.

The Company recorded a net loss of $19,919,328 million, or $0.28 per share, for the first nine months of fiscal 2012, compared to a net loss of $9,265,483, or $0.16 per share, for the corresponding period of the previous fiscal year.  The net loss for the first nine months of fiscal 2012 included non-cash stock, option and warrant expense totaling $5,531,334 million, compared to $4,990,281 for the first nine months of fiscal 2011.  Depreciation and amortization expense was $1,789,776 for the first nine months of fiscal 2012 compared to $752,925.  The increase is primarily a result of the amortization of intangibles related to the acquisitions or Hipcricket and JAGTAG.

Business Outlook

Management expects revenue for fiscal 2012 ending February 29, 2012 to be approximately $13.0 million and believes that the Company can achieve positive cash flow during fiscal 2013.

Additionally, management is excited that the Company continues to report sequentially increased revenues with large enterprise customers and now that the integration of JAGTAG and Hipcricket is complete, is in a leadership position within the mobile marketing industry to capitalize on rapid revenue growth into the future.

The Company’s management remains confident in Augme’s ability to monetize its intellectual property portfolio through litigation and licensing activities.

Conference Call Details

Management will host a conference call to discuss these results on Monday, January 9, 2012 at 11:00 a.m. EST. To participate in the conference call, please call 866-625-0328 (domestic call-in) or 706-643-2088 (international call-in) and reference code # 38085625.

A live webcast of the conference call will be available in the corporate section of the company’s website.  All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 2:00 p.m. EST on January 9 until 11:59 p.m. EST on January 16 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #38085625.  An archived replay of the conference call will also be available in the corporate section of the company’s website.

About Augme Technologies, Inc.

Augme Technologies, Inc. (OTC.BB: AUGT - News) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Its platforms, including AD LIFE™, have provided measurable successes across an industry-leading 130,000+ campaigns for such clients as Macy’s, MillerCoors, Nestle, KFC, and Clear Channel. Augme’s offerings allow marketers, brands, and agencies the ability to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s platforms facilitate consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE™ solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business to consumer utilities including national mobile couponing solutions, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE™, Augme owns Hipcricket and licenses the digital broadcast platform BOOMBOX®. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, and Tucson. For more information, visit www.augme.com.

Augme Technologies, Inc.™, Augme™, AD LIFE™, BOOMBOX®, AD SERVE™ and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-11.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 28, 2011 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

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AUGME TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

FOR THE PERIODS ENDED NOVEMBER 30, 2011 and FEBRUARY 28, 2011
(Unaudited)

ASSETS

		February 28,
	November 30,	2011
	2011	(as restated)
Current Assets

Cash and cash equivalents	$16,947,363	$11,182,356

Accounts Receivable, net of allowance for doubtful accounts of $193,238 and $99,657, respectively	3,962,330	2,025,294

Prepaid Expenses and Other Current Assets	428,642	132,197

Total Current Assets	21,338,335	13,339,847

Property and equipment, net of accumulated depreciation of $1,253,963 and $1,058,728, respectively	333,437	570,964

Goodwill	47,484,708	13,106,969

Intangible assets, net of accumulated amortization of $3,709,002 and $2,134,501, respectively	38,542,339	4,945,545

Deposits	443,060	67,551

TOTAL ASSETS	$108,141,879	$32,030,876

AUGME TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

FOR THE PERIOD ENDED NOVEMBER 30, 2011 and FEBRUARY 28, 2011

(Unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

		February 28,
	November, 30	2011
	2011	(as restated)
Current Liabilities

Accounts payable	$4,081,304	$740,129

Deferred revenue, current	1,037,760	1,190,151

Acquisition related contingent Consideration	24,250,750	-0-

Total current liabilities	29,369,814	1,930,280

Long-term Liabilities

Accrued Liabilities	92,428	-0-

Total liabilities	29,462,242	1,930,280

Stockholders’ Equity (Deficit)
Common stock, $.0001 par value; 250,000,000 shares authorized, 94,310,683 and 68,816,131 shares issued and outstanding, respectively	9,431	6,882

Additional paid-in capital	137,344,763	68,848,931

Accumulated deficit	(58,674,557)	(38,755,217)

Total Stockholders’ Equity	78,679,637	30,100,596

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$108,141,879	$32,030,876

AUGME TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

		For the
	For the	Three
	Three	Months
	Months	Ended
	Ended	November 30,
	November 30,	2010
	2011	(as restated)

REVENUE	$4,424,540	$853,169

COST OF REVENUES	1,400,658	361,349

Gross Profit	3,023,882	491,820

OPERATING EXPENSES:

Selling, general and administrative	11,370,845	2,847,569

Depreciation and amortization	1,236,520	261,209

Total Operating Expenses	12,607,365	3,108,778

LOSS FROM OPERATIONS	(9,583,483)	(2,616,958)

OTHER EXPENSES

Acquisition related contingent expense	966,750	-0-

OTHER INCOME

Interest income/(expense), net	2,093	7

NET LOSS	(10,548,140)	(2,616,051)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.12)	$(0.04)

WEIGHTED AVERAGE SHARES OUTSTANDING

Basic and diluted	84,758,161	60,412,028

AUGME TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

		For the
	For the	Nine
	Nine	Months
	Months	Ended
	Ended	November 30,
	November 30,	2010
	2011	(as restated)

REVENUE	$6,917,448	$1,858,209

COST OF REVENUES	2,175,937	846,387

Gross Profit	4,741,511	1,011,822

OPERATING EXPENSES:

Selling, general and administrative	21,925,936	9,524,402

Depreciation and amortization	1,789,776	752,925

Total Operating Expenses	23,715,712	10,277,327

LOSS FROM OPERATIONS	(18,974,201)	(9,265,506)

OTHER EXPENSES

Acquisition related contingent expense	966,750	-0-

OTHER INCOME

Interest income/(expense), net	21,623	23

NET LOSS	$(19,919,328)	$(9,265,483)

BASIC AND DILUTED NET LOSS PER SHARE:	$(0.28)	$(0.16)

WEIGHTED AVERAGE SHARES OUTSTANDING

Basic and diluted	70,422,761	58,549,934